Exhibit 4.4

FIRST AMENDMENT TO

SECOND AND RESTATED

REGISTRATION RIGHTS AGREEMENT

FIRST AMENDMENT (the “Amendment”) to that certain Second Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”) dated February 12, 2010, among Geokinetics Inc., a Delaware corporation (including its successors, the “Company”), Avista Capital Partners, L.P., a Delaware limited partnership, Avista Capital Partners (Offshore), L.P., a Bermuda limited partnership (together with Avista Capital Partners, L.P., the “Avista Holders”), Levant America S.A., a Liberian corporation (“Levant”), and Petroleum Geo-Services ASA, a Norwegian corporation (“PGS,” and collectively with the Avista Holders and Levant, the “Security Holders”).

Capitalized terms not otherwise defined herein shall have the meanings specified for such terms in the Registration Rights Agreement.

WHEREAS, the Avista Holders, PGS and Levant collectively constitute Requesting Holders;

NOW THEREFORE, the undersigned hereby agree as follows:

1.             The first sentence of Section 2.1(i) of the Registration Rights Agreement is hereby amended and restated to read in its entirety as follows:

(i)                                     In lieu of any of the Demand Registration and if the Company has established a “shelf offering” of newly issued shares of Common Stock (the “Company Shelf Shares”) under the Securities Act to be made on a continuous basis pursuant to Rule 415 on Form S-3 (the “Company Shelf”), each of the Avista Holders and PGS may issue a Demand Request for the Company to sell Company Shelf Shares and use the proceeds from such sale to purchase all or any portion of (i) the Registrable Shares held by such Requesting Holder (the “Shelf Funded Repurchase”) at a price equal to the price at which the Company Shelf Shares were sold less any underwriting discounts and commission (the “Net Price”) or (ii) to purchase all or any portion of any warrants to purchase Registrable Shares held by such Requesting Holder at a price per Registrable Share underlying the warrant (“Warrant Share”) equal to the Net Price less the applicable exercise price per Warrant Share.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized signatories as of the date first written above.

GEOKINETICS INC.

By:	/s/ Richard F. Miles
Name:	Richard F. Miles
Title:	President

PETROLEUM GEO-SERVICES ASA

By:	/s/ Gottfred Langseth
Name:	Gottfred Langseth
Title:	Chief Financial Officer

Address:
Strandveien 4
P.O. Box 89
N-1325 Lysaker
Norway
Attention: General Counsel
Facsimile: +47 67 53 68 83

Copy to:

Baker Botts L.L.P.
One Shell Plaza
910 Louisiana
Houston, Texas 77002
Attention: Joe S. Poff
Facsimile: (713) 229-7710

AVISTA CAPITAL PARTNERS, L.P.

By: AVISTA CAPITAL PARTNERS GP, LLC, its general partner

By:	/s/ Jeff Gunst
Jeff Gunst
Authorized Signatory

Address:
1000 Louisiana Street, Suite 1200
Houston, Texas 77002
Telecopy: (713) 328-1097
Attention: Jeff Gunst

AVISTA CAPITAL PARTNERS (OFFSHORE), L.P.

By: AVISTA CAPITAL PARTNERS GP, LLC, its general partner

By:	/s/ Jeff Gunst
Jeff Gunst
Authorized Signatory

Address:
1000 Louisiana Street, Suite 1200
Houston, Texas 77002
Telecopy: (713) 328-1097
Attention: Jeff Gunst

Copy to:

Gardere Wynne Swell LLP
1000 Louisiana Street, Suite 3400
Houston, Texas 77002
Facsimile: (713) 276-6202
Attention: Steven D. Rubin

LEVANT AMERICA S.A.

By:	/s/ K.H. Hannan, Jr.
K. H. Hannan, Jr.
Attorney in Fact

Colonial Navigation Company, Inc.
750 Lexington Ave. 26th Floor
New York, New York 10022
Telecopy: (212) 319-2826
Attention: K. H. Hannan, Jr.